[PULASKI FINANCIAL CORP. LETTERHEAD]


FOR IMMEDIATE RELEASE

    PULASKI FINANCIAL REPORTS STRONG GROWTH IN OPERATING EARNINGS FOR SECOND
                             QUARTER OF FISCAL 2007

     O     NET INTEREST INCOME GROWS 23% TO $7.0 MILLION FOR QUARTER
     O     LOAN DEMAND REMAINS STRONG WITH 9% YEAR-TO-DATE GROWTH
     O     MORTGAGE REVENUES INCREASE 12% TO $1.3 MILLION DURING QUARTER
     O     CORE DEPOSIT BALANCES UP YEAR-TO- DATE
     O     ASSET QUALITY REMAINS SOLID

ST. LOUIS, April 24, 2007--Pulaski Financial Corp. (Nasdaq GS: PULB) today announced earnings for the fiscal second quarter ended March 31, 2007 of $2.2 million, or $0.21 per diluted share on 10.3 million average diluted shares outstanding, compared with earnings of $2.9 million, or $0.30 per diluted share on 9.5 million average diluted shares outstanding, during the same quarter last year. For the six months, earnings were $4.7 million, or $0.46 per diluted share on 10.3 million average diluted shares outstanding, compared with $4.7 million, or $0.52 per diluted share on 9.2 million average diluted shares outstanding, for the same period a year ago.

The company noted that results for the prior-year quarter and six months included a $2.5 million gain on the sale of the Company's Kansas City bank branch, partially offset by a $250,000 charitable contribution to a St. Louis community-based organization. These items had a combined impact on diluted earnings per share of $0.15 and $0.16 in last year's three- and six-month periods, respectively.

Earnings per share in the current and prior periods were also impacted by a 1.2 million increase in the number of shares outstanding from stock issued in a secondary public offering in February 2006 and 211,000 shares issued to acquire CWE Bancorp on March 31, 2006.

LOAN GROWTH REMAINS STRONG - SUSTAINING NET INTEREST INCOME
"Our efforts over the past several years to increase our market share and grow our loan portfolio have continued to prove successful. We continue to see growth in our loan portfolio during a period of generally weak real estate activity and intensified competition. Through a combination of effective marketing and lending discipline, we continue to achieve this growth without compromising our credit standards. As a result, the quality of our assets remains solid," commented William A. Donius, Chairman and Chief Executive Officer.

The Company's loan portfolio grew 3%, or $24.1 million, during the quarter to $857.1 million at March 31, 2007. For the six months, loan balances increased 9%, or

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$71.9 million. This equates to an 18% annualized growth rate. Reducing current period growth was an increase in principal repayments, which totaled $136.8 million for the quarter ending March 31, 2007 compared with $95.9 million for the same period a year ago. At March 31, 2007, the Company had a pipeline of approved but unclosed commercial loans totaling $58 million and another $301 million in loan applications.

Net interest income rose 23%, or $1.3 million, to $7.0 million for the quarter ended March 31, 2007 compared with $5.6 million for the same period last year. The increase was fueled by strong growth in average loan balances. Year to date, net interest income rose $2.3 million to $13.8 million, compared with $11.5 million for the same six-month period last year.

The net interest margin dipped during the March 2007 quarter to 2.95% from 3.06% for the quarter ended December 2006 and 3.00% for the quarter ended March 31, 2006. The decline in the net interest margin was due primarily to strong competition for loan originations, which created pressure on loan yields, combined with an increase in wholesale funding sources, which are typically more costly than retail deposits. "We have maintained our high credit standards in this competitive environment and have been unwilling to accept inferior credit quality in exchange for higher loan yields," Donius noted.

MORTGAGE REVENUES UP, BOLSTERING NON-INTEREST INCOME
The Company completed the sale of its only depository branch in Kansas City, Missouri during February 2006 resulting in a $2.5 million gain. Excluding this gain, non-interest income rose $720,000 to $3.2 million for the quarter ended March 31, 2007 compared with $2.4 million for the same quarter a year ago.

"Our March quarter benefited from a 12% increase in mortgage revenues over the second quarter last year, due to higher loan sales. The increase was particularly significant in the midst of a contracting lending environment. The mortgage lending business is seasonal and we expect to see a 20% to 30% increase in loan closings through the summer months," Donius stated. Mortgage revenues increased to $1.3 million in the March 2007 quarter on loan sales of $307 million, compared with $1.1 million of revenue on sales of $231 million for the same period in 2006. Loans originated for resale totaled $301 million during the March 2007 quarter compared with $238 million in the comparable period last year.

Title and appraisal division revenues were also up as the result of the increased loan activity. Title policy revenues increased from $174,000 in the March 2006 quarter to $231,000 in the March 2007 quarter. In addition, the Company's appraisal division, which began operations in July 2006, generated $215,000 in revenues during the March 2007 quarter. "Our efforts to capture a greater portion of the total revenue stream related to mortgage loan originations are meeting our expectations," Donius noted.

Continued Focus on Core Deposit Growth
"Current market conditions have placed increased value on growing core deposits," Donius commented. "We are lending in every community and touching every neighborhood in St. Louis. Our sales force includes a talented group of loan officers

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with a proven track record. Consequently, we are in the process of leveraging this sales force to better emphasize the value of core deposits. We are optimistic that these professionals will be successful in helping us lower our funding costs by bringing us new core deposit relationships."

Total deposits grew 17.2% to $768.6 million at March 31, 2007 from $655.6 million at September 30, 2006. Demand deposit accounts, which are considered the bank's core deposits, increased $31.0 million, or 12%, during the six months ended March 31, 2007 to $289.5 million, but decreased $8.4 million during the quarter as the result of a $12 million shift in municipal and other public deposits from checking accounts into longer-term time deposits. The year-to-date deposit growth also included an increase in brokered deposits of $57.5 million, which was used to fund new loans. Retail banking revenues increased 10% to $755,000 for the March 2007 quarter compared with $685,000 for the same quarter a year earlier.

Donius stated, "Our efforts to hire talented bankers and to generate growth, in our quest to become the premier community bank in St. Louis, continued during the second quarter. We opened a new bank location in Richmond Heights during January 2007. We also announced two future locations, one in downtown St. Louis and one in Clayton, Missouri. These are two of the most vibrant areas in the St. Louis market. We expect them to open before the end of 2007, allowing us to make banking even more convenient for our current customers and to attract new customers."

ASSET QUALITY REMAINS SOLID
The ratio of nonperforming assets to total assets was 0.98% at March 31, 2007 compared with 1.01% at December 31, 2006 and 1.02% at September 30, 2006. Non-performing assets at March 31, 2007 totaled $10.5 million compared with $10.5 million at December 31, 2006 and $9.9 million at September 30, 2006.

The provision for loan losses for the quarter ended March 31, 2007 was $573,000 compared with $682,000 during the quarter ended December 31, 2006 and $453,000 during the quarter ended March 31, 2006. Net charge-offs for the quarter ended March 31, 2007 were $414,000, or 0.05% of average loans, compared with $149,000, or 0.02% of average loans, and $239,000, or 0.03% of average loans for the quarters ended December 31, 2006 and March 31, 2006, respectively. Net charge-offs for the current-year quarter primarily include $193,000 in charge-offs on single-family residential mortgage loans and $120,000 in charge-offs on multifamily real estate loans.

Real estate foreclosure expense and losses, net were $174,000 for the quarter ended March 31, 2007 compared to $29,000 for the same 2006 quarter. The increase was primarily the result of losses and expenses incurred in connection with several residential properties acquired, through foreclosure, from a single borrower. The properties are located in an economically depressed area of St. Louis and experienced significant deterioration in physical condition.

NON-INTEREST EXPENSE
Non-interest expense rose to $6.3 million in the second quarter, an increase of $680,000, or 12% over the same quarter last year. The Company made a $250,000 charitable contribution in the second quarter of fiscal 2006. Excluding this contribution,

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non-interest expense increased $930,000, or 17%.

Total compensation and employee benefits expense, which represented approximately 52% of total non-interest expense for the quarter, increased to $3.3 million compared with $2.7 million in the same period a year ago. The increase resulted from the addition of the former Central West End Bank employees following its purchase, employees at the new Richmond Heights bank location, and staff expansion necessary to support increased loan activity.

Occupancy and equipment expense increased to $1.4 million for the current-year quarter compared with $1.2 million for same quarter last year primarily as the result of the two banking locations acquired in the Central West End Bank purchase, the new Richmond Heights bank location, and additional mortgage origination offices. The ratio of non-interest expense to average assets declined to 2.53% for the quarter ended March 31, 2007 compared with 2.75% for the same quarter in 2006.

OUTLOOK
"Despite a challenging environment caused by the inverted yield curve, we expect to see stronger results in the second half of the fiscal year resulting in low double-digit growth in diluted earnings per share from operations for fiscal 2007, when compared to last year's results excluding the one time gain on sale of the bank location", Donius noted.

"Re-pricing assets will continue to put pressure on our net interest margin. However, we are encouraged by a mortgage environment that we think will result in strong seasonal growth of 20% to 30% in mortgage revenues through the rest of the fiscal year. In addition, we believe growth in core deposits combined with strong double-digit loan growth will mitigate any negative effects on net interest income caused by margin pressures," Donius added.

CONFERENCE CALL TOMORROW
Pulaski Financial management will discuss second quarter results and other developments tomorrow, April 25, 2007, during a conference call beginning at 10 a.m. Central Daylight Time. The call also will be simultaneously web cast and archived for three months at:
http://www.viavid.net/detailpage.aspx?sid=00003DEF. Participants in the conference call may dial 877-407-9039 a few minutes before start time. The call also will be available for replay through May 9, 2007 at 877-660-6853, account number 3055 and conference I.D. 238775.

ABOUT PULASKI FINANCIAL
Pulaski Financial Corp., operating in its 85th year through its subsidiary, Pulaski Bank, serves customers throughout the St. Louis metropolitan area. The bank offers a full line of quality retail-banking products through ten full-service branch offices in St. Louis and three loan production offices in Kansas City and the Illinois portion of the St. Louis metroplex. The company's website can be accessed at www.pulaskibankstl.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2006, and our Quarterly Report on Form 10-Q for the quarter ending December 31, 2006 on file with the SEC, including the sections entitled "Risk Factors." These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
William A. Donius, Chairman & CEO               Michael Arneth or Tad Gage
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (312) 245-2700

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

                                              PULASKI FINANCIAL CORP.
                                    UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED BALANCE SHEET  DATA                               March 31,         December 31,      September 30,
(Dollars in thousands except per share data)                 2007                2006              2006
                                                          -----------        ------------      -------------
Total assets                                              $ 1,063,673        $ 1,034,770         $ 962,460
Loans receivable, net                                         857,095            833,038           785,199
Allowance for loan losses                                       8,510              8,350             7,817
Loans held for sale, net                                       76,703             83,169            60,371
Investment securities  (includes equity securities)            22,743             19,736            17,449
FHLB stock                                                      8,189             10,100             9,524
Mortgage-backed & related securities                            3,331              3,487             3,631
Cash and cash equivalents                                      29,139             21,156            22,116
Deposits                                                      768,581            699,420           655,577
FHLB advances                                                 160,500            203,500           172,800
Subordinated debentures                                        19,589             19,589            19,589
Stockholders' equity                                           79,296             77,567            75,827
Book value per share                                      $      7.95        $      7.79         $    7.62

Asset Quality Ratios
Nonperforming loans as a percent of total loans                  0.87%              0.89%             0.83%
Nonperforming assets as a percent of total assets                0.98%              1.01%             1.02%
Allowance for loan losses as a percent of total loans            0.90%              0.90%             0.92%
Allowance for loan losses as a percent of nonperforming loans  104.32%            100.98%           110.91%



                                                                Three months                          Six months
SELECTED OPERATING DATA                                        ended March 31,                       ended March 31,
                                                       ------------------------------         ----------------------------
(Dollars in thousands)                                    2007                2006               2007              2006
                                                       ----------          ----------         ----------        ----------
Interest income                                        $ 16,934            $ 12,141           $ 33,275          $ 23,931
Interest expense                                          9,981               6,500             19,450            12,434
                                                       ----------          ----------         ----------        ----------
  Net interest income                                     6,953               5,641             13,825            11,497
Provision for loan losses                                   573                 453              1,255               859
                                                       ----------          ----------         ----------        ----------
  Net interest income after provision
    for loans losses                                      6,380               5,188             12,570            10,638
                                                       ----------          ----------         ----------        ----------
Retail banking fees                                         755                 685              1,537             1,432
Mortgage revenues                                         1,259               1,122              2,168             2,128
Revenue from title company operations                       231                 174                444               372
Revenue from investment division operations                 133                 150                376               267
Revenue from appraisal division operations                  215                   -                424                 -
Gain on sale of securities                                    -                  56                144                56
Gain on sale of branch                                        -               2,474                  -             2,474
Other                                                       570                 256              1,008               639
                                                       ----------          ----------         ----------        ----------
  Total non-interest income                               3,163               4,917              6,101             7,368
                                                       ----------          ----------         ----------        ----------

Compensation expense                                      3,275               2,746              5,949             5,004
Occupancy, equipment and data processing                  1,431               1,227              2,682             2,335
Advertising                                                 372                 276                619               465
Professional services                                       399                 325                661               664
Real estate foreclosure expense and losses, net             174                  29                236                55
(Gain) loss on derivative financial instruments            (141)                 73               (314)              480
Charitable donations                                         17                 289                 66               309
Other                                                       792                 673              1,747             1,396
                                                       ----------          ----------         ----------        ----------
  Total non-interest expense                              6,319               5,638             11,646            10,708
                                                       ----------          ----------         ----------        ----------
Income before income taxes                                3,224               4,467              7,025             7,298
Income taxes                                              1,020               1,572              2,334             2,555
                                                       ----------          ----------         ----------        ----------
  Net income                                           $  2,204            $  2,895           $  4,691          $  4,743
                                                       ==========          ==========         ==========        ==========

Performance Ratios
Return on average assets                                   0.86%               1.43%              0.94%             1.19%
Return on average equity                                  10.98%              18.99%             11.78%            17.21%
Interest rate spread                                       2.62%               2.78%              2.68%             2.88%
Net interest margin                                        2.95%               3.00%              3.00%             3.09%

SHARE DATA
Weighted average shares outstanding-basic             9,829,899           8,977,678          9,835,729         8,636,462
Weighted average shares outstanding-diluted          10,265,321           9,507,731         10,276,102         9,182,542
EPS-basic                                                 $0.22               $0.32              $0.48             $0.55
EPS-diluted                                               $0.21               $0.30              $0.46             $0.52
Dividends                                                $0.085              $0.080             $0.170            $0.160


                                              PULASKI FINANCIAL CORP.
                              UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS, Continued
                                              (Dollars in Thousands)

LOANS RECEIVABLE                                        March 31,            December 31,      September 30,
(Dollars in thousands)                                    2007                  2006               2006
                                                     -------------         ---------------      -------------
Real estate mortgage:
  One to four family residential                       $ 321,033              $ 317,344          $ 314,746
  Multi-family residential                                16,981                 17,615             13,629
  Commercial real estate                                 175,546                175,101            150,529
                                                     -------------         ---------------      -------------
   Total real estate mortgage                            513,560                510,060            478,904
                                                     -------------         ---------------      -------------
Real estate construction and development:
  One to four family residential                          32,883                 32,353             30,586
  Multi-family residential                                13,910                 13,289              6,042
  Commercial real estate                                  31,565                 26,187             20,567
                                                     -------------         ---------------      -------------
   Total real estate construction and development         78,358                 71,829             57,195
                                                     -------------         ---------------      -------------
Commercial & Industrial Loans                             67,080                 51,285             48,785
Equity line of credit                                    204,226                205,890            207,153
Consumer and installment                                   6,311                  6,419              6,276
                                                     -------------         ---------------      -------------
                                                         869,535                845,483            798,313
                                                     -------------         ---------------      -------------
Add (less):
  Deferred loan (costs) fees                               5,194                  4,992              4,879
  Loans in process                                        (9,124)                (9,087)           (10,176)
  Allowance for loan losses                               (8,510)                (8,350)            (7,817)
                                                     -------------         ---------------      -------------
                                                         (12,440)               (12,445)           (13,114)
                                                     -------------         ---------------      -------------
       Total                                           $ 857,095              $ 833,038          $ 785,199
                                                     =============         ===============      =============
Weighted average rate at end of period                      7.55%                  7.49%              7.50%
                                                     =============         ===============      =============

                                                      March 31, 2007         December 31, 2006        September 30, 2006
                                                 ----------------------   -----------------------  -----------------------
                                                              Weighted                  Weighted                 Weighted
DEPOSITS                                                       Average                   Average                  Average
(Dollars in thousands)                                        Interest                  Interest                 Interest
                                                   Balance      Rate        Balance      Rate        Balance       Rate
                                                 ----------   ---------   ----------    ---------  ----------   ----------
Demand Deposit Accounts:
   Noninterest-bearing checking                  $  46,647     0.00%      $  48,308     0.00%      $  38,830       0.00%
   Interest-bearing checking                        63,792     1.76%         67,613     2.01%         53,448       1.66%
   Money market                                    148,588     4.25%        151,499     4.21%        134,383       4.12%
   Passbook savings accounts                        30,519     0.37%         30,525     0.37%         31,895       0.39%
                                                 ----------               ----------               ----------
     Total demand deposit accounts                 289,546     2.61%        297,945     2.63%        258,556       2.53%
                                                 ----------               ----------               ----------
Certificates of Deposit: (1)
    $100,000 or less                               236,026     5.18%        207,685     5.05%        207,900       4.91%
    Greater than $100,000                          243,009     4.65%        193,790     4.52%        189,121       4.43%
                                                 ----------               ----------               ----------
      Total certificates of deposit                479,035     4.91%        401,475     4.79%        397,021       4.68%
                                                 ----------               ----------               ----------
       Total deposits                            $ 768,581     4.04%      $ 699,420     3.87%      $ 655,577       3.83%
                                                 ==========               ==========               ==========
(1) Includes brokered deposits                   $ 176,005                $ 126,916                $ 118,500
                                                 ==========               ==========               ==========


NONPERFORMING ASSETS                                  March 31,         December 31,      September 30,
(Dollars in thousands)                                  2007                2006              2006
                                                    -----------         ------------      -------------
Non-accrual loans:
  Residential real estate                           $    466             $    614           $   794
  Home equity                                            126                  119               119
  Other                                                   53                   53                27
                                                    -----------         ------------      -------------
    Total non-accrual loans                              645                  786               940
                                                    -----------         ------------      -------------
Accruing loans past due 90 days or more:
  Residential real estate                              3,649                5,106             3,984
  Commercial                                             821                  442               125
  Real estate-construction and development               549                    -                 -
  Home equity                                          1,745                1,612             1,456
  Other                                                   54                   26                21
                                                    -----------         ------------      -------------
    Total accruing loans past due 90 days or more      6,818                7,186             5,586
                                                    -----------         ------------      -------------
Restructured loans                                       117                  118               220
Other nonperforming loans                                577                  179               302
                                                    -----------         ------------      -------------
    Total non-performing loans                         8,157                8,269             7,048
Real estate acquired in settlement of loans            2,263                2,142             2,764
Other nonperforming assets                                43                   43                44
                                                    -----------         ------------      -------------
    Total non-performing assets                     $ 10,463             $ 10,454           $ 9,856
                                                    ===========         ============      =============


                                       PULASKI FINANCIAL CORP.
                                       AVERAGE BALANCE SHEETS
                                        (Dollars in Thousands)

                                                                               Three Months Ended
                                                 -----------------------------------------------------------------------------
                                                               March 31, 2007                           March 31, 2006
                                                 -----------------------------------       -----------------------------------
                                                               Interest      Average                    Interest      Average
                                                   Average        and         Yield/        Average       and          Yield/
                                                   Balance     Dividends      Cost          Balance     Dividends      Cost
                                                 ----------   ----------    --------       ---------    ---------     --------
Interest-earning assets:
 Loans receivable                                $  854,965   $ 15,713       7.35%         $687,438      $11,362       6.61%
 Loans available for sale                            55,720        826       5.93%           33,035          452       5.47%
 Other interest-earning assets                       33,431        395       4.72%           32,347          327       4.03%
                                                 ----------   ----------                   ----------   ----------
  Total interest-earning assets                     944,116     16,934       7.17%          752,820       12,141       6.45%
                                                              ----------                                ----------
Noninterest-earning assets                           77,861                                  57,490
  Total assets                                   $1,021,977                                $810,310
                                                 ==========                                ==========
Interest-bearing liabilities:
 Deposits                                        $  701,113   $  7,583       4.33%         $544,626      $ 4,604        3.38%
 Borrowed money                                     176,435      2,398       5.43%          162,908        1,896        4.66%
                                                 ----------   ----------                   ----------    ----------
  Total interest-bearing liabilities                877,548      9,981       4.55%          707,534        6,500        3.67%
                                                              ----------                   ----------    ----------
Noninterest-bearing deposits                         46,125                                  27,501
Noninterest-bearing liabilities                      17,984                                  14,275
Stockholders' equity                                 80,320                                  61,000
                                                 ----------                                ----------
  Total liabilities and stockholders' equity     $1,021,977                                $810,310
                                                 ==========                                ==========
Net interest income                                            $  6,953                                  $ 5,641
                                                               ==========                                ==========
Interest rate spread                                                          2.62%                                     2.78%
Net interest margin                                                           2.95%                                     3.00%



                                                                               Six Months Ended
                                                 -----------------------------------------------------------------------------
                                                               March 31, 2007                           March 31, 2006
                                                 -----------------------------------       -----------------------------------
                                                               Interest      Average                    Interest      Average
                                                   Average        and         Yield/        Average       and          Yield/
                                                   Balance     Dividends      Cost          Balance     Dividends      Cost
                                                 ----------   ----------    --------       ---------    ---------     --------
Interest-earning assets:
 Loans receivable                                $ 834,468    $ 30,900       7.41%         $ 674,303    $ 22,241        6.60%
 Loans available for sale                           53,460       1,589       5.95%            39,185       1,098        5.60%
 Other interest-earning assets                      33,173         786       4.73%            29,861         592        3.96%
                                                 -----------  ----------                   ---------    ---------
  Total interest-earning assets                    921,101      33,275       7.23%           743,349      23,931        6.44%
                                                              ----------                                ---------
Noninterest-earning assets                          76,259                                    54,304
                                                 -----------                               ---------
  Total assets                                   $ 997,360                                 $ 797,653
                                                 ===========                               =========
Interest-bearing liabilities:
 Deposits                                        $ 666,745   $ 14,319        4.30%         $ 515,526    $ 8,278         3.21%
 Borrowed money                                    187,905      5,131        5.45%           183,861      4,156         4.53%
                                                 ----------- -----------                   ---------    --------
  Total interest-bearing liabilities               854,650     19,450        4.55%           699,387     12,434         3.56%
                                                             -----------                                --------
Noninterest-bearing deposits                        45,042                                    27,615
Noninterest-bearing liabilities                     18,009                                    15,529
Stockholders' equity                                79,659                                    55,122
                                                 -----------                               ---------
  Total liabilities and stockholders' equity     $ 997,360                                 $ 797,653
                                                 ===========                               =========
Net interest income                                          $ 13,825                                   $ 11,497
                                                             ========                                   ========
Interest rate spread                                                         2.68%                                      2.88%
Net interest margin                                                          3.00%                                      3.09%
